                                  EXHIBIT 10(A)

                        Consent of Deloitte & Touche LLP

INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 16 to Registration Statement No. 33-33844 of Ameritas Variable Life Insurance Company Separate Account VA-2 of our reports dated February 9, 2001, on the financial statements of Ameritas Variable Life Insurance Company and the financial statements of the subaccounts of Ameritas Variable Life Insurance Company Separate Account VA-2, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP


Lincoln, Nebraska
April 5, 2001